Consent of Independent Public Accountants

The Board of Directors
TeleBanc Financial Corporation:

We consent to the use of our report dated February 24, 1995, relating to the consolidated statement of financial condition of Telebanc Financial Corporation and subsidiary as of December 31, 1994 and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the two years ended December 31, 1994, which report is incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.


                                                       KPMG PEAT MARWICK LLP


Washington, DC
October 7, 1996